Exhibit (a)(5)(E)

DAVITA ANNOUNCES

FINAL RESULTS OF

SELF-TENDER OFFER

DENVER, CO, August 22, 2019—DAVITA INC. (NYSE: DVA), “DaVita,” a Fortune 500® health care provider focused on transforming care delivery to improve quality of life for patients around the globe and the largest provider of kidney care services in the U.S., announced today the final results of its modified “Dutch auction” tender offer for up to $1.2 billion of its common stock at a price per share not less than $53.50 and not more than $61.50, which expired at 12:00 midnight, New York City time, at the end of the day on August 16, 2019.

Based on the final count by the depositary for the tender offer, a total of 21,801,975 shares of the Company’s common stock were validly tendered and not validly withdrawn at or below the price of $56.50 per share. The Company accepted all of these shares for purchase at the purchase price of $56.50 per share, for a total cost of $1,231,811,587.50, excluding fees and expenses related to the tender offer, but including 563,037 shares that the Company accepted for repurchase in accordance with Rule 13e-4(f) of the Securities Exchange Act of 1934, as amended, which allows the Company to accept an additional number of shares not to exceed 2.0% of its outstanding shares of common stock. The total of 21,801,975 shares accepted for payment represents approximately 13.6% of the Company’s total outstanding common stock as of August 21, 2019. The depositary for the tender offer will promptly pay for the shares accepted for purchase pursuant to the tender offer. Payment for shares purchased will be made in cash, without interest, but subject to applicable withholding taxes.

As previously announced, on August 12, 2019, the Company entered into a new $5.5 billion senior secured credit agreement with the guarantors party thereto, the several banks and other financial institutions or entities party thereto, and Wells Fargo Bank, National Association, as administrative and collateral agent (the “New Credit Agreement”). The New Credit Agreement consists of a five-year secured revolving loan facility in an aggregate amount of $1.0 billion, a five-year secured term loan A facility with a delayed draw feature in an aggregate amount of $1.75 billion and a seven-year secured term loan B facility in an aggregate amount of $2.75 billion. The Company expects to fund the purchase of shares in the tender offer with borrowings under the New Credit Agreement.

The dealer manager for the tender offer was Credit Suisse Securities (USA) LLC. Georgeson LLC served as the information agent for the tender offer and Computershare served as the depositary for the tender offer.

Contact Information

Investors:

Jim Gustafson

Vice President, Investor Relations

(310) 536-2585

ir@davita.com

About DaVita Inc. DaVita (NYSE: DVA) is a Fortune 500® health care provider focused on transforming care delivery to improve quality of life for patients around the globe. DaVita is the largest provider of kidney care services in the U.S. and has been a leader in clinical quality and innovation for 20 years. Through DaVita Kidney Care, DaVita treats patients with chronic kidney failure and end stage renal disease. DaVita is committed to bold, patient-centric care models, implementing the latest technologies and moving toward integrated care offerings for all. As of June 30, 2019, DaVita served approximately 205,000 patients at 2,723 outpatient dialysis centers in the United States. DaVita also operated 248 outpatient dialysis centers in nine countries across the world. DaVita has reduced hospitalizations, improved mortality, and worked collaboratively to propel the kidney care industry to adopt an equitable and high-quality standard of care for all patients, everywhere. To learn more about how DaVita is leading the health care evolution, please, visit DaVita.com/About.

DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements, including statements in this release, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All such statements in this release, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements”. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements include but are not limited to statements related to our expectations regarding our purchase of shares in the tender offer and the source of financing for those purchases.

Our actual results and other events could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:

•	our ability to complete the tender offer;

•	our ability to achieve the benefits contemplated by the tender offer;

•	any adverse impact that the tender offer may have on us and the trading market for our common stock;

•

the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, including as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, or our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations;

•

the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation, and the extent to which such developments result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in higher-paying commercial plans, or other material impacts to our business;

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs and the impact of the Medicare Advantage benchmark structure;

•

risks arising from potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including such initiatives related to healthcare and/or labor matters;

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the impact of the changing political environment and related developments on the current healthcare marketplace and on our business, including with respect to the future of the Affordable Care Act, the exchanges and many other core aspects of the current health care marketplace;

•	changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to calcimimetics;

•	legal and compliance risks, such as our continued compliance with complex government regulations and the provisions of our current corporate integrity agreement;

•	continued increased competition from dialysis providers and others, and other potential marketplace changes;

•

our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems;

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our ability to complete acquisitions, mergers or dispositions that we might announce or be considering, on terms favorable to us or at all, or to integrate and successfully operate any business we may acquire or have acquired, or to successfully expand our operations and services in markets outside the United States, or to businesses outside of dialysis; and our ability to complete the redemption of our 5.750% Senior Notes due 2022 on the terms currently contemplated or at all;

•

noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;

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the variability of our cash flows; the risk that we may not be able to generate sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;

•	factors that may impact our ability to repurchase stock under our stock repurchase program (including the tender offer described above) and the timing of any such stock repurchases;

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;

•	impairment of our goodwill, investments or other assets;

•

uncertainties related to our use of the proceeds from the DMG sale transaction and other available funds, including external financing and cash flow from operations, which may be or have been used in ways that we cannot assure will improve our results of operations or enhance the value of our common stock; and

•

uncertainties associated with the other risk factors set forth in our most recent quarterly report on Form 10-Q, and the other risks and uncertainties discussed in any subsequent reports that we file or furnish to the SEC from time to time.

The forward-looking statements should be considered in light of these risks and uncertainties. All forward-looking statements in this release are based solely on information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise.

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